Exhibit 99.1

July 31, 2014

Panasonic Corporation

Tesla Motors, Inc.

Panasonic and Tesla Sign Agreement for the Gigafactory

OSAKA, Japan / PALO ALTO, USA, July 31, 2014 – Panasonic Corporation and Tesla Motors, Inc. have signed an agreement that lays out their cooperation on the construction of a large-scale battery manufacturing plant in the United States, known as the Gigafactory.

According to the agreement, Tesla will prepare, provide and manage the land, buildings and utilities. Panasonic will manufacture and supply cylindrical lithium-ion cells and invest in the associated equipment, machinery, and other manufacturing tools based on their mutual approval. A network of supplier partners is planned to produce the required precursor materials. Tesla will take the cells and other components to assemble battery modules and packs. To meet the projected demand for cells, Tesla will continue to purchase battery cells produced in Panasonic’s factories in Japan. Tesla and Panasonic will continue to discuss the details of implementation including sales, operations and investment.

The Gigafactory is being created to enable a continuous reduction in the cost of long range battery packs in parallel with manufacturing at the volumes required to enable Tesla to meet its goal of advancing mass market electric vehicles. The Gigafactory will be managed by Tesla with Panasonic joining as the principle partner responsible for lithium-ion battery cells and occupying approximately half of the planned manufacturing space; key suppliers combined with Tesla’s module and pack assembly will comprise the other half of this fully integrated industrial complex.

JB Straubel, Chief Technical Officer and Co-founder of Tesla Motors said: “the Gigafactory represents a fundamental change in the way large scale battery production can be realized. Not only does the Gigafactory enable capacity needed for the Model 3 but it sets the path for a dramatic reduction in the cost of energy storage across a broad range of applications.”

Yoshihiko Yamada, Executive Vice President of Panasonic, added, “We have already engaged in various collaborative projects with Tesla toward the popularization of electric vehicles. Panasonic’s lithium-ion battery cells combine the required features for electric vehicles such as high capacity, durability and cost performance. And I believe that once we are able to manufacture lithium-ion battery cells at the Gigafactory, we will be able to accelerate the expansion of the electric vehicle market.”

Cost reductions will be achieved through optimized manufacturing processes driven by economies of scale previously unobtainable in battery cell and pack production. Further price reductions are achieved by manufacturing cells that have been optimized for electric vehicle design, both in size and function, by co-locating suppliers on-site to eliminate packaging, transportation & duty costs and inventory carrying costs, and by manufacturing at a location with lower utility and operating expenses.

The Gigafactory will produce cells, modules and packs for Tesla’s electric vehicles and for the stationary storage market. The Gigafactory is planned to produce 35GWh of cells and 50GWh of packs per year by 2020. Tesla projects that the Gigafactory will employ about 6,500 people by 2020.

Panasonic

http://panasonic.net/.

Tesla Motors

http://www.teslamotors.com/blog-and-press-releases

Media Contacts:

Panasonic Corporation

Tel: +81-(0)3-3574-5664 Fax: +81-(0)3-3574-5699

Tesla Motors

press@teslamotors.com

Tel: +1650-833 8456

Forward-Looking Statements

Certain statements in this press release, including statements regarding the Tesla Gigafactory and its development plans, production capacity, cost savings, timeline and expansion of the electric vehicle market, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. Various important factors could cause actual results to differ materially from those in the forward-looking statements, including potential difficulties in finding and finalizing details for the first Tesla Gigafactory site, obtaining required permits, negotiating terms with technology and other partners for Gigafactory, maintaining implementation schedules, output and costs estimates, as well as the risks and uncertainties identified under the sections captioned “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results Of Operations” in Tesla’s Form 10-Q filed on May 9, 2014. Tesla disclaims any obligation to update information contained in these forward-looking statements.

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